Exhibit 2(k)(1)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT which was made as of the 20th day of October, 1992, amended and restated as of February 17, 1995, April 7, 1995, May 2, 1996, April, 7, 1997, February 2, 1999, November 30, 2008, and as further amended and restated on March 7, 2013 by and between ING PRIME RATE TRUST, a Massachusetts Business Trust (hereinafter referred to as the “Trust”), and ING Funds Services, LLC, a corporation organized and existing under the laws of Delaware (hereinafter called the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Trust is a closed-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Administrator is engaged in the business of providing management and administrative services, as an independent contractor; and

WHEREAS, the Trust desires to retain the Administrator to furnish management and administrative services to the Trust pursuant to the terms and provisions of this Agreement, and the Administrator is interested in providing said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.                                      The Trust hereby employs the Administrator and the Administrator hereby accepts such employment, to render management and administrative services to the Trust, subject to the supervision and direction of the Trust’s Board of Trustees.  The Administrator shall furnish to the Trust the services of executive and administrative personnel to supervise the performance of all administrative functions concerning the operation of the Trust, other than the investment management function.  The Administrator shall, as part of its duties hereunder (i) monitor the provisions of the loan agreements and any agreements with respect to participations and assignments and be responsible for recordkeeping with respect to senior loans in the Trust’s portfolio; (ii) administer the Trust’s corporate affairs including preparing and filing all reports required by the Commonwealth of Massachusetts; (iii) furnish the Trust such office space, equipment, and personnel as is needed by the Trust; (iv) furnish clerical and bookkeeping services as are needed by the Trust; (v) prepare and furnish annual and other reports to shareholders, the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange (the “NYSE”) and to any appropriate governmental body; (vi) prepare and file any federal, state and local income tax returns as requested by the Trust; (vii) provide shareholder services as are needed by the Trust; (viii) permit its officers and employees to serve without compensation as trustees or officers of the Trust if elected to such positions; and (ix) in general, supervise the performance of all administrative functions of the Trust, subject to the ultimate supervision and direction of the Trust’s Board of Trustees.

2.                                      (a) The Administrator shall be responsible for preparing the Trust’s registration statements and supplements to the Trust’s prospectuses and Statements of Additional

Information (“Disclosure Documents”), and for filing or arranging for the filing of such Disclosure Documents with the SEC and other federal and state regulatory authorities as may be required by applicable law.

(b)                                 Notwithstanding anything in Section 13(a) or elsewhere in this Agreement, the Administrator shall exercise reasonable care consistent with a fiduciary duty in fulfilling its responsibilities under Section 1 of this Agreement.

(c)                                  In the event of a claim, litigation, liability, or a regulatory action or investigation (collectively, a “Disclosure Claim”) that arises out of or is based upon the disclosure in a Disclosure Document for the Trust (including, but not limited to, a claim arising from an untrue statement or alleged untrue statement in a registration statement for the Trust or an omission or alleged omission of a material fact required to be stated therein or necessary to make statements made in a registration statement not misleading), the Administrator shall indemnify and hold harmless the Trust and each individual who, during the term of this Agreement, serves or had served as a trustee of the Trust who is not an “interested person” of the Trust, as such term is defined in the 1940 Act (an “Independent Trustee”), if such Disclosure Claim arises from the Administrator’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation or filing of the Trust’s Disclosure Documents for the loss, costs, or damages, including amounts paid in settlement with the written consent of the Administrator, which consent shall not be unreasonably withheld, and including reasonable legal and other expenses, that arise from such Disclosure Claim.

(d)                                 In addition to the indemnification provided in Section 2(c) of this Agreement, the Administrator agrees to indemnify and hold harmless the Independent Trustees for the costs of defense of a Disclosure Claim, including reasonable attorney’s fees, regardless of whether such Disclosure Claim arises from the Administrator’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation of the Trust’s Disclosure Documents, subject to the Administrator’s right to assume the defense of such Disclosure Claim pursuant to Section 2(i) of this Agreement.

(e)                                  The parties expressly acknowledge that this Section 2 confers rights and remedies upon the Trust and each Independent Trustee, including the right to enforce the indemnification provided for in Sections 2(c) and 2(d) of this Agreement.  The obligation of the Administrator to provide indemnification to the Trust and the Independent Trustees, as set forth in this Section 2, shall remain in effect after the termination of this Agreement.

(f)                                   The indemnification of the Trust provided for in Section 2(c) of this Agreement shall apply only to the extent that any loss to the Trust is not covered by insurance held by the Trust, and shall not apply if: (i) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Trustee for inclusion in the Trust’s Disclosure Documents; or (ii) indemnification is not allowed under applicable law.

(g)                                  The indemnification of an Independent Trustee provided in Sections 2(c) and 2(d) of this Agreement shall apply only to the extent that any loss to the Independent Trustee is not covered by insurance held by the Trust or the Independent Trustees, and shall not apply if: (i) losses are actually indemnified by the Trust, consistent with the Trust’s organizational documents; (ii) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Trustee for inclusion in the Trust’s Disclosure Documents; (iii) losses are the result of willful misfeasance, bad faith, gross negligence or reckless disregard on the part of an Independent Trustee; or (iv) indemnification is not allowed under applicable law.

(h)                                 The Administrator shall not be liable for indemnification of an Independent Trustee under this Section 2 unless the Independent Trustee has notified the Administrator in writing within a reasonable time after the summons or other first legal process giving information of the nature of the Disclosure Claim is served upon such Independent Trustee (or after such Independent Trustee shall have received notice of such service on any designated agent); provided, however, that notification of the Administrator is not required if the Administrator had actual knowledge about the nature of the Disclosure Claim.  In the event of a request for indemnification from an Independent Trustee, the Administrator shall pay advances to the fullest extent permissible under the 1940 Act and applicable state law.

(i)                                     In the event of a request for indemnification from the Trust or an Independent Trustee (“Indemnified Party”), the Administrator shall be entitled, upon notice to the

Indemnified Party, to assume the defense of any Disclosure Claim against the Indemnified Party, with counsel satisfactory to the Administrator and the Indemnified Party.

3.                                      The Administrator shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent for the Trust.  It is expressly understood and agreed that the services to be rendered by the Administrator to the Trust under the provisions of this Agreement are not to be deemed exclusive, and the Administrator shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

4.                                      The Administrator agrees to use its best judgment and efforts in performing the services to the Trust as contemplated hereunder, and for this purpose the Administrator shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.

5.                                      In performing the administrative services hereunder, the Administrator shall at all times comply with the applicable provisions of the Investment Company Act of 1940 and any other federal or state securities laws.

6.                                      All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or the Administrator may retain the services of any other entity to provide certain administrative duties under the Administrator’s supervision.

7.                                      The Administrator shall bear and pay the costs of rendering the services to be performed by it under this Agreement.  Without limiting the generality of the foregoing, the Administrator shall bear the following expenses:  the salaries and expenses of all personnel of the Trust and the Administrator, except for the fees and expenses of Independent Trustees not affiliated with the Trust or the Administrator; costs to prepare information for determination of net asset value by the Trust’s recordkeeping and accounting agent; expenses to maintain the Trust’s books and records that are not maintained by the Trust’s Manager, Custodian or Transfer Agent; costs incurred to assist in the preparation of financial information for the Trust’s income tax returns, proxy statements, quarterly and annual shareholder reports; expenses to provide shareholder services in connection with the Trust’s dividend reinvestment and cash purchase plans; expenses to provide shareholder services in preparation of tender offers, if any, or to shareholders proposing to transfer their shares to a third party; and all expenses incurred by the Administrator or by the Trust in rendering the administrative services pursuant to the terms of this Agreement.

8.                                      The Trust shall bear and pay for all other expenses of its operation, except for those expenses expressly assumed by the Manager to the Trust pursuant to an Investment Management Agreement between the Manager and the Trust, including, but not limited to, the fees payable to the Manager; the fees and expenses of Independent Trustees who are not affiliated with the Manager or the Administrator; the fees and certain expenses of the Trust’s Custodian and Transfer Agent, including the cost of providing records to the Administrator in connection with its obligation of maintaining required records of the Trust; the charges and expenses of the Trust’s legal counsel and independent accountants; direct costs of ING Counsel and its support staff and for legal services related to registration statements, proxy materials and periodic reports to shareholders, contracts with third parties, examinations and inquiries by regulatory entities, compliance with requirements of the 1940 Act, and meetings of the Board of Trustees; commissions and any issue or transfer taxes chargeable to the Trust in connection with its transactions; all taxes and corporate fees payable by the Trust to governmental agencies; the fees of any trade association of which the Trust is a member; the cost of share certificates representing shares of the Trust; organizational and offering expenses of the Trust and the fees and expenses involved in registering and maintaining registration of the Trust and of its shares with the SEC and NYSE and qualifying its shares under applicable state securities laws including the preparation and printing of the Trust’s registration statements and prospectuses for such purposes; allocable communications expenses, with respect to investor services and all expenses of stockholders and Trustees’ meetings; of preparing, printing and mailing reports, proxy statements and prospectuses to stockholders; the cost of insurance; fees and expenses of counsel to the Independent Trustees of the Trust and any consultants or other persons engaged by or on behalf of the Independent Trustees; and litigation and indemnification expenses and extraordinary expenses not incurred in the ordinary course of the Trust’s business.

9.                                      To the extent the Administrator incurs any costs or performs any services which are an obligation of the Trust, as set forth herein, the Trust shall promptly reimburse the Administrator for such costs and expenses.  To the extent the services for which the Trust is obligated to pay are performed by the Administrator, the Administrator shall be entitled to recover from the Trust only to the extent of its costs for such services.

10.                               (a)  The Trust agrees to pay to the Administrator, and the Administrator agrees to accept, as full compensation for all administrative services furnished or provided to the Trust and as full reimbursement for all expenses assumed by the Administrator, an administration fee computed at the annual rate of 0.25% of the managed assets of the Trust.  For purposes of this Agreement, “Managed Assets” shall mean the average daily gross asset value of the Trust, minus the sum of the Trust’s accrued and unpaid dividends on any outstanding Preferred Shares and accrued liabilities (other than liabilities for principal amount of any borrowings incurred, commercial paper or notes issued by the Trust and liquidation preference of any outstanding Preferred Shares.)

(b)  The administration fee shall be accrued daily by the Trust and paid to the Administrator at the end of each calendar month.

11.                               The Administrator agrees that neither it nor any of its officers or employees shall take any short position in the capital stock of the Trust.  This prohibition shall not prevent the purchase of such shares by any of the officers and directors or bona fide employees of the Administrator or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof.

12.                               Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust Indenture or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust.

13.                               (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Trust.

(b) The foregoing Section 13(a) shall not apply to a claim for indemnification under Section 3 of this Agreement.

(c)  Notwithstanding the foregoing Section 13(a), the Administrator agrees to reimburse the Trust for any and all costs, expenses, and counsel and Trustees’ fees reasonably incurred by the Trust in the preparation, printing and distribution of amendments to its registration statement, holding of meetings of its shareholders or Trustees, the conduct of factual investigations, any legal or administrative proceedings including any applications for exemptions or determinations by the SEC which the Trust incurs as the result of action or inaction of the Administrator or any of its shareholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the shares or control of the Administrator or its affiliates (or litigation relates to any pending or proposed future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Trust’s Board of Trustees; or (ii) is within the sole control of the Administrator or any of its affiliates or any of their officers, directors, employees or shareholders.  The Administrator shall not be obligated pursuant to the provisions of this Subparagraph 13(c), to reimburse the Trust for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or a Trust shareholder seeking to recover all or a portion of the proceeds derived by any shareholder of the Administrator or any of its affiliates from the sale of his shares of the Administrator, or similar matters.  So long as this Agreement is in effect, the Administrator shall pay to the Trust the amount due for expenses subject to this Subparagraph 13(c) within thirty (30) days after a bill or statement has been received by the Trust therefor.  This provision shall not be deemed to be a waiver of any claim the Trust may have or may assert against the Administrator or others or costs, expenses, or damages heretofore incurred by the Trust for costs, expenses, or damages by the Trust may hereafter incur which are not reimbursable to it hereunder.

(d)  No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or the Administrator, from liability in violation of Section 17(h) and (i) of the 1940 Act.

14.                               (a)  This Agreement shall become effective at the close of business on the date hereof and shall continue in effect from year to year thereafter so long as such continuation is specifically approved at least annually by (i) the Board of Trustees of the Trust, and (ii) the vote of a majority of the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

(b)  This Agreement may be terminated at any time, without penalty, by the Trust by giving 60 days’ written notice of such termination to the Administrator at its principal place of business, or may be terminated at any time by the Administrator by giving 60 days’ written notice of such termination to the Trust at its principal place of business.

15.                               If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

16.                               This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.  This Agreement shall extend to and shall be binding upon the parties thereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.

ING PRIME RATE TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

ING FUNDS SERVICES, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

SCHEDULE OF APPROVALS

with respect to the

AMENDED AND RESTATED

ADMINISTRATION AGREEMENT

between

ING PRIME RATE TRUST

and

ING FUNDS SERVICES, LLC

Trust	Annual Administration Fee (as percentage of Managed Assets)

ING Prime Rate Trust	0.25%